Exhibit 3.7

THIRD CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

INTERACTIVE HEALTH, INC.

        The undersigned corporation, in order to amend its Certificate of Incorporation (the "Certificate of Incorporation"), hereby certifies the following:

        FIRST:    Article IV Section 1 of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

Section 1.

        A.    Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 3.D.

        B.    The Corporation shall have authority to issue (i) 30,000,000 shares of Common Stock, par value $.001 per share, and (ii) 30,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). Of the authorized Preferred Stock, the Corporation has hereby designated and shall have the authority to issue 20,000,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").

        SECOND:    The stockholders of the Corporation considered, and unanimously voted in favor of this amendment.

        THIRD:    Said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

        IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 4th day of February 2005.

INTERACTIVE HEALTH, INC.
By:	/s/ CRAIG P. WOMACK Name: Craig P. Womack Title: Chief Executive Officer